EXHIBIT 2.1

PLAN AND AGREEMENT OF SHARE EXCHANGE

by and between

SIGNATURE HORIZONS, INC.

and

LUMMI DEVELOPMENT, INC.

Dated as of October 28, 2002

	TABLE OF CONTENTS
		Page

	ARTICLE I

	TRANSACTIONS AND TERMS OF SHARE EXCHANGE

Section 1.01.	Effective Time	1
Section 1.02.	Share Exchange	3

	ARTICLE II

	TERMS OF SHARE EXCHANGE

Section 2.01.	Officers and Directors	3
Section 2.02.	Tax-Free Reorganization	3

	ARTICLE III

	MANNER OF CONVERTING SHARES

Section 3.01.	Shares Held by Signature	3
Section 3.02.	Fractional Shares	3

	ARTICLE IV

	EXCHANGE OF SHARES

Section 4.01.	Exchange Agent	4
Section 4.02.	Deposit of Certificates with Exchange Agent	4
Section 4.03.	Exchange Procedures	4
Section 4.04.	Rights of Former Signature Owners	4
Section 4.05.	No Further Ownership Rights in Signature Stock	5
Section 4.06.	No Fractional Shares	5
Section 4.07.	No Liability	5
Section 4.08.	Lost Certificates	5
Section 4.09.	Withholding Rights	5
Section 4.10.	Dissenting Shares	5

	ARTICLE V

	SHAREHOLDER APPROVAL

Section 5.01.	Shareholder Approval	6

	ARTICLE VI

	REPRESENTATIONS AND WARRANTIES OF SIGNATURE

Section 6.01.	Organization, Authority and Capacity	7
Section 6.02.	Authorization and Validity	7
Section 6.03.	Absence of Conflicting Agreements or Required Consents	7
Section 6.04.	Governing Documents of Signature	7
Section 6.05.	Outstanding and Authorized Capitalization	8
Section 6.06.	Financial Statements	8
Section 6.07.	Absence of Changes	6
Section 6.08.	No Undisclosed Liabilities	9
Section 6.09.	Litigation, Etc	9
Section 6.10.	Real and Personal Property	9
Section 6.11.	Insurance Policies	9
Section 6.12.	Taxes	10
Section 6.13.	Required Vote of Signature Shareholders	10
Section 6.14.	Statements True and Correct	10

	ARTICLE VII

	REPRESENTATIONS AND WARRANTIES OF LUMMI

Section 7.01.	Organization, Authority and Capacity	10
Section 7.02.	Authorization and Validity	11
Section 7.03.	Absence of Conflicting Agreements or Required Consents	11
Section 7.04.	Governing Documents	11
Section 7.05.	Outstanding and Authorized Capitalization	11
Section 7.06.	Reports and Financial Statements	11
Section 7.07.	Absence of Changes	12
Section 7.08.	No Undisclosed Liabilities	12
Section 7.09.	No Violation of Law	12

	ARTICLE VIII

	ADDITIONAL AGREEMENTS

Section 8.01.	Access to Information	12
Section 8.02.	No-Shop	13
Section 8.03.	Affirmative Covenants of Signature	13
Section 8.04.	Negative Covenants of Signature	14
Section 8.05.	Affirmative Covenants of Lummi	15
Section 8.06.	Negative Covenants of Lummi	15
Section 8.07.	Confidentiality	16
Section 8.08.	Public Announcements	16

PLAN AND AGREEMENT OF SHARE EXCHANGE

     THIS PLAN AND AGREEMENT OF SHARE EXCHANGE (“Agreement”) is made and entered into as of October 28, 2002, by and between SIGNATURE HORIZONS, INC. (f/k/a Oasis Group, Inc.), a Georgia corporation (“SIGNATURE”) and LUMMI DEVELOPMENT, INC., a Delaware corporation (“LUMMI”).

Statement of Background

     The Boards of Directors of each of SIGNATURE and LUMMI believe it is in their best interests and in the best interests of their respective shareholders that LUMMI acquire SIGNATURE through a share exchange pursuant to the specific terms and provisions of this Agreement (the “Share Exchange”) and, in furtherance thereof, have approved the Share Exchange. The parties shall consummate the Share Exchange in accordance with the provisions of the Georgia Business Corporation Code (the “GBCC”) and the Delaware General Corporation Law (“DGCL”).

     Subject to the specific terms and conditions of this Agreement, the result of the Share Exchange will be (among other things) that, from and after the Effective Time (as defined below), (i) SIGNATURE will be a wholly-owned subsidiary of LUMMI, and (ii) the current holders of the issued and outstanding shares of common stock of SIGNATURE, except for those stockholders exercising dissenter’s rights in accordance with the GBCC, will become the holders of certain newly-issued shares of common stock of LUMMI.

     For Federal income tax purposes, it is intended that the Share Exchange will qualify as a reorganization under the provisions of Section 368(a) of the Code, and the parties to this Agreement intend to adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     The parties desire to make certain representations and warranties and other agreements in connection with the Share Exchange, as more specifically set forth in this Agreement.

Statement of Agreement

     In consideration of the above and the mutual warranties, representations, covenants and agreements set forth in this Agreement, the parties agree as follows:

ARTICLE I

TRANSACTIONS AND TERMS OF SHARE EXCHANGE

     Section 1.01. Share Exchange. The manner and basis of the Share Exchange will be as follows:

(a) At the Effective Time (as defined below), all current stockholders of SIGNATURE (the “Current Signature Shareholders”) will have the right to exchange their shares of common stock, no par value, of SIGNATURE (the “Signature Common Stock”) for newly-issued shares of common stock, $0.0001 par value, of LUMMI (the “Newly-Issued Lummi Common Stock”), in the manner provided herein. Notwithstanding the foregoing, any Current Signature Shareholder not desiring to exchange shares will be entitled to dissenters’ rights as provided in the GBCC. Any Current Signature Shareholder who does not exercise dissenters’ rights as provided in the GBCC will be deemed to have consented to the Share Exchange.

(b) At the Effective Time, LUMMI will, without any further action on its part or on the part of the Signature Shareholders, automatically and by operation of law acquire and become the owner for all purposes of all the then issued and outstanding shares of Signature Common Stock and will be entitled to have issued to it by SIGNATURE a certificate or certificates representing the Signature Common Stock. Thereafter, (i) SIGNATURE will be a wholly-owned subsidiary of LUMMI, and (ii) LUMMI will have full and exclusive power to vote the Signature Common Stock, to receive dividends thereon and to exercise all rights of an owner thereof.

(c) At the Effective Time, all previously issued and outstanding certificates representing shares of Signature Common Stock (the “Signature Certificates”) will automatically and by operation of law cease to represent shares of Signature Common Stock or any interest therein. Thereafter, (i) no holder of a Signature Certificate will be entitled to vote the shares of Signature Common Stock formerly represented by such certificate, or to receive dividends thereon, or to exercise any other rights of ownership in respect thereof, and (ii) each Current Signature Shareholder will be obligated to surrender all Signature Certificates in accordance with Article IV below.

(d) At the Effective Time (and subject to the Signature Shareholders’ obligation to surrender Signature Certificates), LUMMI will become obligated to (i) issue to each Current Signature Shareholder who does not elect to exercise dissenters’ rights as provided in the GBCC, that number of shares of Newly-Issued Lummi Common Stock equal to the same number of shares of Signature Common Stock held by such Current Signature Shareholder on the date hereof, and (ii) deliver to each such Current Signature Shareholder one or more share certificates representing such shares of Newly-Issued Lummi Common Stock.

(e) Upon or immediately subsequent to the issuance of the Newly-Issued Lummi Common Stock (the “Cancellation Date”), LUMMI will cancel or cause to be cancelled, from the total issued and outstanding shares of common stock, $0.0001 par value, of LUMMI (the “LUMMI Common Stock”), Sixteen Million Ninety Thousand (16,090,000) such shares (the “Cancelled Shares”), thereby leaving issued and outstanding a total of Nine Million Seventy-Two Thousand (9,072,000) LUMMI shares, exclusive of the Newly-Issued Lummi Common Stock. Additionally, upon the Cancellation Date, all previously issued and outstanding certificates representing the Cancelled Shares will automatically and by operation of law cease to represent shares of LUMMI Common Stock. LUMMI shall deliver and surrender or cause to be delivered and surrendered to the Exchange Agent (as defined below) for cancellation all certificates representing the Cancelled Shares pursuant to the immediately preceding sentence, together with a letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent to cancel completely such certificates.

(f) Time and Place of Closing. The closing of the Share Exchange (the “Closing”) will take place at a specific time and location determined by the mutual agreement of the parties which will be no later than October 31, 2002 (the “Closing Date”).

     Section 1.02. Effective Time. Subject to the provisions of this Agreement, the parties shall file a Certificate of Share Exchange executed in accordance with the relevant provisions of the GBCC and shall make all other filings or recordings required under the GBCC and the DGCL as soon as practicable on or after the Closing Date. The Share Exchange and other transactions contemplated by this Agreement will become effective on the date and at the time the Certificate of Share Exchange reflecting the Share Exchange shall become effective with the Secretary of State of the State of Georgia, or at such other time and date as specified in the Certificate of Share Exchange (the “Effective Time”).

ARTICLE II

ADDITIONAL TERMS OF SHARE EXCHANGE

     Section 2.01. Officers and Directors. At the Closing, the current directors of LUMMI shall (i) appoint to serve as the directors of LUMMI the then-current directors of SIGNATURE, and (ii) resign as directors of LUMMI, both of which actions will be effective as of the Effective Time.

     Section 2.02. Tax-Free Reorganization. For Federal income tax purposes, it is intended that the Share Exchange will qualify as a reorganization under the provisions of Section 368(a) of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

ARTICLE III

ADDITIONAL PROVISIONS APPLICABLE TO CONVERSION OF SHARES

     Section 3.01. Shares Held by SIGNATURE. Each share of Signature Common Stock held in treasury by SIGNATURE shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

     Section 3.02. Fractional Shares. No certificates representing fractional shares of Newly-Issued LUMMI Common Stock will be issued as a result of the Share Exchange. Any fractional share interest to which a Shareholder that holds outstanding shares of Signature Common Stock as of the Effective Time that such Shareholder would otherwise be entitled to receive shall be rounded up to the nearest whole share if such fraction is 0.5 or greater and shall be rounded down to the nearest whole share if such fraction is less than 0.5.

ARTICLE IV

EXCHANGE OF SHARES

     Section 4.01. Exchange Agent. LUMMI’s transfer agent shall serve as the exchange agent (the “Exchange Agent”) in the Share Exchange.

     Section 4.02. Deposit of Certificates with Exchange Agent. At or prior to the Effective Time, LUMMI shall give instructions to the Exchange Agent about the issuance of certificates representing the aggregate number of shares of Newly-Issued Lummi Common Stock issuable pursuant to this Agreement.

     Section 4.03. Exchange Procedures. Upon surrender of a Signature Certificate for cancellation to the Exchange Agent, together with a letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, then, subject to Closing, after the Effective Time the holder of such certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Newly-Issued Lummi Common Stock that such holder has the right to receive pursuant to the provisions of this Agreement, and the Signature Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section, each Signature Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the number of shares of Newly-Issued Lummi Common Stock set forth in this Agreement. No interest will be paid or will accrue on any cash payable to holders of certificates pursuant to the provisions of this Article.

     Subject to Closing, after the Effective Time LUMMI shall not be obligated to deliver the consideration to which any Signature Shareholder is entitled as a result of the Share Exchange until such holder surrenders his or her certificate or certificates representing the shares of Signature Common Stock for exchange as provided in this Article or such holder provides an appropriate affidavit regarding loss of such certificate or agreement and an indemnification in favor of LUMMI as provided in this Article. All certificates representing shares of Newly-Issued LUMMI Common Stock shall bear the appropriate “restricted stock legend” evidencing that such shares have not been registered under the Securities Act and are subject to restrictions on resale.

     Section 4.04. Rights of Former Signature Owners. At the Effective Time, the stock transfer books of SIGNATURE shall be closed and no transfer of Signature Common Stock by any such holder shall thereafter be made or recognized. Until surrendered in accordance with the provisions of this Article, each certificate theretofore representing shares of Signature Common Stock shall from and after the Effective Time represent for all purposes only the right to receive the number of shares of Newly-Issued Lummi Common Stock provided in this Agreement.

     Section 4.05. No Further Ownership Rights in Signature Stock. All shares of Newly-Issued Lummi Common Stock issued upon the surrender for exchange of shares of Signature Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Signature Common Stock, and there shall be no further registration of transfers on the records of SIGNATURE of shares of Signature Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to SIGNATURE for any reason, they shall be canceled and exchanged as provided in this Article IV.

     Section 4.06. No Fractional Shares. No certificates or scrip representing fractional shares of Newly-Issued LUMMI Common Stock shall be issued upon the surrender for exchange of certificates, no dividend or distribution of Newly-Issued Lummi Common Stock shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of LUMMI. The procedure with respect to fractional shares is set forth in Section 3.04 hereof.

     Section 4.07. No Liability. None of LUMMI, SIGNATURE, the Exchange Agent or any party hereto shall be liable to any Person in respect of any shares of Newly-Issued Lummi Common Stock properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     Section 4.08. Lost Certificates. If any certificate representing Signature Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by LUMMI, the posting by such Person of a bond in such reasonable amount as LUMMI may direct as indemnity against any claim that may be made against either of them with respect to such certificate, the transfer agent will issue in exchange for such lost, stolen or destroyed certificate the appropriate shares of Newly-Issued Lummi Common Stock and any unpaid dividends and distributions on such shares of Newly-Issued Lummi Common Stock deliverable in respect thereof, in each case pursuant to this Agreement.

     Section 4.09. Withholding Rights. LUMMI shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Newly-Issued Lummi Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by LUMMI such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Signature Common Stock in respect of which such deduction and withholding was made by LUMMI.

     Section 4.10. Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any shares of Signature Common Stock held by a holder who has demanded and perfected dissenters’ rights for such shares in accordance with Georgia law and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (“Dissenting

Shares”) shall not be converted into or represent a right to receive Newly-Issued Lummi Common Stock pursuant to this Agreement, but the holder thereof shall only be entitled to receive payment in cash for the fair value of such holder’s shares as determined pursuant to the applicable provisions of Georgia law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of Georgia law and surrendered to SIGNATURE the certificate or certificates representing the Dissenting Shares. SIGNATURE shall be solely responsible for paying any and all amounts owed with respect to any perfected dissenters’ rights.

(b) Notwithstanding the provisions of subsection (a), if any holder of shares of Signature Common Stock who demands appraisal of such shares under Georgia law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive Newly-Issued Lummi Common Stock as provided herein, without interest thereon, upon surrender of the certificate representing such shares.

(c) SIGNATURE shall give LUMMI (i) prompt notice of any written notice by any shareholder of intent to demand payment for such shareholder’s shares of Signature Common Stock, withdrawals of such demands, and any other instruments served pursuant to Georgia law and received by SIGNATURE, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenters’ rights under Georgia law. SIGNATURE shall not, except with the prior written consent of LUMMI, voluntarily make any payment with respect to any demands for dissenters’ rights or offer to settle or settle any such demands.

ARTICLE V

SHAREHOLDER APPROVAL

     Section 5.01. Shareholder Approval. SIGNATURE shall (a) take all steps required by the GBCC to obtain the consent of its shareholders as soon as reasonably practicable, (b) recommend to its shareholders approval of the Share Exchange (except to the extent that the Board of Directors of SIGNATURE determines, after receiving the written advice of counsel, that such act is not permitted by such Board of Directors in the discharge of the fiduciary duties to SIGNATURE), (c) use its best efforts to obtain the necessary consent of its shareholders, (d) take all action required under the GBCC with respect to the holders of Dissenting Shares, and (e) in cooperation with LUMMI, mail to its shareholders a transmittal letter to be used by such shareholders in forwarding their share certificates for surrender and exchange. All documentation sent by SIGNATURE to its shareholders pursuant to the immediately preceding sentence shall in form and substance be subject to the reasonable approval of LUMMI prior to distribution by SIGNATURE.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SIGNATURE

     SIGNATURE represents and warrants the following to LUMMI, as of the date of this Agreement and as of the Closing and the Effective Time:

     Section 6.01. Organization, Authority and Capacity. SIGNATURE is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Georgia, and has the full corporate power and authority necessary to (i) execute, deliver and perform its obligations under this Agreement and the other documents and instruments to be delivered by SIGNATURE pursuant to this Agreement (collectively, the “Share Exchange Documents”) and (ii) carry on its business as it has been and is now being conducted and to own and lease the properties and assets which it now owns or leases. SIGNATURE is duly qualified to do business and is in good standing in every jurisdiction in which the failure to be so qualified or in good standing could be expected to have a material adverse effect on (A) SIGNATURE’s ability to perform its obligations under the Share Exchange Documents to be executed and delivered by it or (B) the assets, results of operations or prospects of SIGNATURE taken as a whole (a “Signature Material Adverse Effect”).

     Section 6.02. Authorization and Validity. The execution, delivery and performance of the Share Exchange Documents have been duly authorized by all necessary corporate action on the part of SIGNATURE, other than shareholder approval. The Share Exchange Documents to be executed and delivered by SIGNATURE have been or will be, as the case may be, duly executed and delivered by SIGNATURE and constitute or will constitute the legal, valid and binding obligations of SIGNATURE, enforceable in accordance with their respective terms.

     Section 6.03. Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance by SIGNATURE of the Share Exchange Documents to be executed and delivered by SIGNATURE: (a) do not require the consent of or notice to any Authority or any other third party; (b) do not conflict with any provision of SIGNATURE’s articles or certificate of incorporation or bylaws; (c) do not conflict with or result in a violation of any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which SIGNATURE is subject or by which SIGNATURE or any of its respective properties are bound; (d) do not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit to which SIGNATURE is a party or by which SIGNATURE or any of its properties are bound; and (e) will not create any lien, encumbrance or restriction upon any of the assets or properties of SIGNATURE.

     Section 6.04. Governing Documents of SIGNATURE. True and correct copies of the organizational documents and all amendments thereto of SIGNATURE have been provided to LUMMI. LUMMI has previously been provided with access to the minutes of SIGNATURE.

     Section 6.05. Outstanding and Authorized Capitalization. SIGNATURE currently has authorized 26,666,666 shares of SIGNATURE Common Stock, of which 15,972,400 shares are currently issued and outstanding. SIGNATURE currently has authorized, 25,000,000 shares of Preferred Stock, none of which is outstanding. SIGNATURE is not obligated to issue or repurchase any SIGNATURE Common Stock for any reason and no person or entity has any right or privilege (whether preemptive or contractual) for the purchase, subscription or issuance of any unissued SIGNATURE Common Stock.

     Section 6.06. Financial Statements. SIGNATURE has provided to LUMMI the audited financial statements of SIGNATURE for the year ended December 31, 2001 and the unaudited financial statements of Signature for the nine months ended September 30, 2002 (collectively, the “Signature Financial Statements”). The Signature Financial Statements present fairly the financial position of SIGNATURE as of the dates indicated and present fairly the results of operations of SIGNATURE for the periods then ended, and are in accordance with the books and records of SIGNATURE, which are complete and correct in all material respects.

     Section 6.07. Absence of Changes. Since September 30, 2002, SIGNATURE has conducted its business only in the ordinary course and has not:

(a) suffered any material adverse change in its working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations;

(b) paid, discharged or satisfied any material liability other than in the ordinary course of business;

(c) written off as uncollectible any account receivable other than in the ordinary course of business or suffered an impairment of any other asset (or is aware of any facts that would result in such write-off or impairment);

(d) compromised any debts, claims or rights or disposed of any of its properties or assets other than in the ordinary course of business;

(e) made any material change in any method of accounting or accounting practices;

(f) hired, committed to hire or terminated any employee other than in the ordinary course of business;

(g) except for payments, dividends or distributions consistent with past practices;

(h) terminated or amended any material contract, license or other instrument to which SIGNATURE is a party or suffered any loss or termination or threatened loss or termination of any existing business arrangement or material supplier, the termination or loss of which, in the aggregate, would have a Signature Material Adverse Effect;

(i) paid, discharged or satisfied any liability, obligation, or Lien other than payment, discharge or satisfaction of (i) Indebtedness as it matures and become due and payable or (ii) liabilities, obligations or Liens in the ordinary course of business consistent with past practice;

(j) (i) made any change in its working capital practices generally, including accelerating any collections of cash or accounts receivable or deferring payments or (ii) failed to make timely accruals, including with respect to accounts payable and liabilities incurred in the ordinary course of business;

(k) failed to renew (at levels consistent with presently existing levels), terminated or amended or failed to perform any of its obligations or permitted any material default to exist or caused any material breach under, or entered into (except for renewals in the ordinary course of business consistent with past practice), any policy of insurance; or

(l) except in the ordinary course of business consistent with past practice pursuant to appropriate confidentiality agreements, and except as required by any Law or any existing agreements or as may be reasonably necessary to secure or protect intellectual or other property rights of SIGNATURE, provided any confidential information to any Person other than LUMMI.

     Section 6.08. No Undisclosed Liabilities. SIGNATURE does not have any material Liabilities, other than those Liabilities which have been adequately reflected in or provided for in the SIGNATURE Financial Statements or incurred in the ordinary course of its business since the date of the most recent balance sheet included in the Signature Financial Statements.

     Section 6.09. Litigation, Etc. There are (a) no claims, lawsuits, actions, arbitrations, administrative or other proceedings pending (a “Claim”) against SIGNATURE, (b) to the knowledge of SIGNATURE, no governmental or administrative investigations or inquiries pending that involve SIGNATURE, and (c) no judgments against or consent decrees binding on SIGNATURE or its assets or which may have a materially adverse effect on the business or goodwill of SIGNATURE.

     Section 6.10. Real and Personal Property. SIGNATURE (i) has good and valid title to all of the real, personal and mixed, tangible and intangible property, rights and assets which it purports to own, including all the real and personal property and assets reflected in the Signature Financial Statements; and (ii) owns such rights, assets and personal property free and clear of all Liens, encumbrances or restrictions of any nature whatsoever (except for those disclosed to LUMMI in writing and otherwise disclosed in the Signature Financial Statements and except for current year ad valorem taxes).

     Section 6.11. Insurance Policies. Each of SIGNATURE’s insurance policies is in full force and effect, is valid and enforceable, and SIGNATURE is not in breach of or in default under any such policy. All of SIGNATURE’s current policies will be outstanding and duly in force at the Closing Date, and SIGNATURE has not received any notice of or any reason to believe that there is or has been any actual, threatened, or contemplated termination or cancellation of any insurance policy relating to the said insurance.

     Section 6.12. Taxes. SIGNATURE has filed or obtained filing extensions for all tax returns, federal, state, county, and local, required to be filed by it, and SIGNATURE has paid or established adequate reserves for or otherwise provided for the payment of all taxes shown to be due by such returns as well as all other taxes, assessments, and governmental charges which have become due or payable, including, without limitation, all taxes which SIGNATURE is obligated to withhold from amounts owing to employees, creditors, and third parties. No deficiency assessment with respect to or proposed adjustment of SIGNATURE’s federal, state, county, or local taxes is pending or, to the best of SIGNATURE’s knowledge, threatened. Neither SIGNATURE nor any of its shareholders have ever filed a consent pertaining to SIGNATURE pursuant to Section 341(f) of the IRC (as hereinafter defined), relating to collapsible corporations.

     Section 6.13. Required Vote of Signature Shareholders. The affirmative vote of the holders of a majority of the outstanding shares of Signature Common Stock is required to approve the Share Exchange. No other vote of the Shareholders of Signature is required by law, the certificate of incorporation or bylaws of SIGNATURE or otherwise in order for SIGNATURE to consummate the Share Exchange and the transactions contemplated hereby.

     Section 6.14. Statements True and Correct. No representation or warranty made herein by SIGNATURE, nor in any statement, certificate or instrument to be furnished to LUMMI by SIGNATURE pursuant to any Share Exchange Document, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make these statements contained herein and therein not misleading. There is no fact known to SIGNATURE which materially and adversely affects the business, prospects, working capital or financial condition of SIGNATURE or its properties or assets, which has not been set forth in this Agreement.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF LUMMI

     LUMMI hereby represents and warrants to SIGNATURE as follows as of the date of this Agreement and as of the Closing and the Effective Time:

     Section 7.01. Organization, Authority and Capacity. LUMMI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. LUMMI has the full power and authority necessary to (a) execute, deliver and perform its obligations under the Share Exchange Documents to be executed and delivered by it, and (b) carry on its business as it has been and is now being conducted and to own and lease the properties and assets which it now owns or leases. LUMMI is duly qualified to do business and is in good standing in each jurisdiction in which a failure to be so qualified or in good standing would have a material adverse effect on (i) its ability to perform its obligations under the Share Exchange Documents to be executed and delivered by it or, (ii) the assets, results of operations or prospects of LUMMI (a “Lummi Material Adverse Effect”).

     Section 7.02. Authorization and Validity. The execution, delivery and performance of the Share Exchange Documents to be executed and delivered by LUMMI will be duly authorized by all necessary corporate action by LUMMI. The Share Exchange Documents to be executed and delivered by LUMMI have been or will be, as the case may be, duly executed and delivered by LUMMI and constitute or will constitute the legal, valid and binding obligations of LUMMI, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, or other laws affecting creditors’ rights generally, or as may be modified by a court of equity.

     Section 7.03. Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance by LUMMI of the Share Exchange Documents to be executed and delivered by it: (a) do not require the consent of or notice to any governmental or regulatory authority or any other third party; (b) will not conflict with any provision of LUMMI’s articles or certificate of incorporation or bylaws; (c) will not conflict with or result in a violation of any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which LUMMI is a party or by which LUMMI or any of its respective properties are bound; (d) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any Lummi Material Agreement; and (e) will not create any lien, encumbrance or restriction upon any of the assets or properties of LUMMI.

     Section 7.04. Governing Documents. True and correct copies of the organizational documents and all amendments thereto of LUMMI and copies of the bylaws of LUMMI have been provided to SIGNATURE. SIGNATURE has previously been provided with access to LUMMI’s minutes, and such minutes accurately reflect all proceedings of the shareholders and board of directors of LUMMI (and all committees thereof).

     Section 7.05. Outstanding and Authorized Capitalization. The authorized capital stock of LUMMI consists of 80,000,000 shares of Lummi Common Stock and 20,000,000 shares of Lummi Preferred Stock. Immediately prior to the Cancellation Date referenced in Section 1.01, LUMMI will have 25,162,000 shares of Lummi Common Stock issued and outstanding and no shares of Lummi Preferred Stock issued and outstanding. There are currently no outstanding warrants, options, rights, calls or other commitments of any nature relating to shares of capital stock of LUMMI, no outstanding securities convertible into or exchangeable for shares of capital stock of LUMMI, and LUMMI is not obligated to issue or repurchase any of its shares of capital stock for any reason and no person or entity has any right or privilege (whether preemptive or contractual) for the purchase, subscription or issuance of any unissued shares of capital stock of LUMMI. All Newly-Issued Lummi Common Stock to be issued in connection with the Share Exchange will be duly and validly issued, fully paid and nonassessable.

     Section 7.06. Reports and Financial Statements. Lummi Common Stock is registered with the Securities and Exchange Commission (the “SEC”) under Section 12(g) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith LUMMI files reports and other information with the SEC. All reports and other information required to be filed by LUMMI (individually a “SEC Report” and collectively, the “SEC Reports”) have previously been made available to SIGNATURE (including via the SEC’s EDGAR system). As of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), such SEC Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements included in the SEC Reports (including any related notes and schedules) complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto, and except that unaudited statements do not contain footnotes in substance or form required by GAAP, as is permitted by the SEC’s Form 10-QSB) and fairly presented the financial position of LUMMI as of the dates thereof and the results of operations and cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments).

     Section 7.07. Absence of Changes. Except as set forth in the SEC Reports, and except as specifically contemplated by this Agreement, since September 30, 2002, LUMMI has conducted its business only in the ordinary course and there has not been a Lummi Material Adverse Effect.

     Section 7.08. No Undisclosed Liabilities. LUMMI has no Liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except (a) Liabilities or obligations reflected in any of the SEC Reports, (b) Liabilities incurred in the ordinary course of business since the date of the most recent SEC Reports, or (c) Liabilities or obligations that would not, individually or in the aggregate, have an Lummi Material Adverse Effect.

     Section 7.09. No Violation of Law. The business of LUMMI has not been and is not currently in violation of any local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body except (a) as described in any of the SEC Reports and (b) for violations that would not, individually or in the aggregate, have a Lummi Material Adverse Effect.

ARTICLE VIII

ADDITIONAL AGREEMENTS

     Section 8.01. Access to Information. At all times prior to the Closing, SIGNATURE will afford the officers and authorized representatives of LUMMI access to SIGNATURE’s properties, books and records that may relate to or concern the Share Exchange and will furnish such parties with such additional financial, operating and other information as to the business and properties of SIGNATURE as such parties may from time to time reasonably request. Such parties shall also be allowed access, upon reasonable notice, to consult with the officers, employees, accountants, counsel and agents of SIGNATURE in connection with such investigation of the properties and business of SIGNATURE. In addition, at all times prior to the Closing LUMMI will afford the officers and authorized representatives of SIGNATURE access to all of LUMMI’s properties, books and records that may relate to or concern the Share Exchange and will furnish such parties with such additional financial, operating and other information as to the business and properties of LUMMI as such parties may from time to time reasonably request. Such parties shall also be allowed access, upon reasonable notice, to consult with the officers, employees, accountants, counsel and agents of LUMMI in connection with such investigation of the properties and business of LUMMI. In each case, such access or investigation shall be subject to Section 8.07.

     Section 8.02. No-Shop. Unless and until this Agreement is terminated pursuant to Article XI hereof, SIGNATURE shall not directly or indirectly, through any officer, director, shareholder, employee, agent, or otherwise: (a) solicit, initiate or encourage submission of proposals or offers from any person or other entity relating to any purchase of any acquisition or business combination of all or a material amount of the assets of, or an equity interest in SIGNATURE, or approve or undertake any such transaction; (b) participate in any discussions or negotiations regarding, or furnish to any other person, corporation or other entity, any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person, corporation or other entity to do, any of the foregoing; or (c) enter into any contract, agreement or understanding, whether oral or written, that would prevent the consummation of the Share Exchange. Notwithstanding the foregoing, in the event SIGNATURE or any Shareholder shall directly or indirectly receive a proposal relating to any acquisition or business combination involving SIGNATURE, SIGNATURE or such Shareholder shall immediately notify LUMMI in writing of the terms of such proposal. SIGNATURE agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any acquisition, business combination, equity interest or similar transaction with respect to SIGNATURE.

     Section 8.03. Affirmative Covenants of SIGNATURE. From the date hereof until the earlier of the Effective Time or the termination of this Agreement, SIGNATURE covenants and agrees that, unless the prior written consent of LUMMI shall have been obtained, and except as otherwise expressly contemplated herein, SIGNATURE shall:

(a) operate its business only in the usual, regular, and ordinary course of business, consistent with past practices;

(b) use reasonable commercial efforts to preserve intact its business organization, licenses, permits, government programs, private programs and customers;

(c) use reasonable commercial efforts to retain the services of its employees, agents and consultants on terms and conditions not less favorable than those existing prior to the date hereof and to ensure that there are no material or adverse changes to employee relations;

(d) keep and maintain its assets in their present condition, repair and working order, except for normal depreciation and wear and tear, and maintain its insurance, rights and licenses;

(e) pay all accounts payable of SIGNATURE in accordance with past practice and collect all accounts receivable in accordance with past practice;

(f) cause all tax returns that have not been filed prior to the date hereof to be prepared and filed on or before the date such tax return is required to be filed (taking into account any extensions of the filing deadlines granted); provided, however, that any such tax return shall not be filed without a reasonable opportunity for prior review and comment by LUMMI;

(g) perform in all material respects all obligations under agreements relating to or affecting its assets, properties or rights;

(h) keep in full force and effect present insurance policies or other comparable insurance coverage; and

(i) notify LUMMI of (i) any event or circumstance which has caused or constituted, or is reasonably likely to have a Signature Material Adverse Effect or would cause or constitute, a breach of any of the representations, warranties or covenants contained herein by SIGNATURE; or (ii) any material change in the normal course of business or in the operation of the assets, and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), adjudicatory proceedings, budget meetings or submissions involving SIGNATURE or any material property of SIGNATURE. SIGNATURE agrees to keep LUMMI fully informed of such events and to permit LUMMI’s representatives prompt access to all materials prepared in connection therewith.

     Section 8.04. Negative Covenants of SIGNATURE. From the date hereof until the earlier of the Effective Time or the termination of this Agreement, SIGNATURE covenants and agrees that it will not do any of the following without the prior written consent of LUMMI:

(a) take any action which would (i) adversely affect the ability of any party to the Share Exchange Documents to obtain any consents required for the transactions contemplated thereby, or (ii) adversely affect the ability of any party hereto to perform its covenants and agreements under the Share Exchange Documents;

(b) purchase or acquire any assets or properties, whether real or personal, tangible or intangible, or sell or dispose of any assets or properties, whether real or personal, tangible or intangible, except in the ordinary course of business and consistent with past practices;

(c) adopt any new employee benefit plan or employment or consulting agreement or make any material change in or to any existing employee benefit plan or employment or consulting agreement other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan;

(d) commence any litigation other than in accordance with past practice, settle any litigation involving any liability of SIGNATURE for material money damages or restrictions upon the operations of SIGNATURE;

(e) except in the ordinary course of business, make or commit to make any capital expenditure, or enter into any lease of capital equipment as lessee or lessor;

(f) take any action, or omit to take any action, which would cause any of the representations and warranties contained in Article VI to be untrue or incorrect; and

(g) agree, in writing or otherwise, to take any of the foregoing actions or take any action that would result in any of the conditions to the Share Exchange not being satisfied or, except as otherwise allowed hereunder, that could reasonably be expected to prevent, impede, interfere with or significantly delay the transactions contemplated hereby.

     Section 8.05. Affirmative Covenants of LUMMI. From the date hereof until the earlier of the Effective Time or the termination of this Agreement, LUMMI covenants and agrees that, unless the prior written consent of SIGNATURE shall have been obtained, and except as otherwise expressly contemplated herein, LUMMI shall:

(a) use reasonable commercial efforts to preserve intact its business organization, licenses, and permits; and

(b) notify SIGNATURE of (i) any event or circumstance which has caused or constituted, or is reasonably likely to have a Lummi Material Adverse Effect or would cause or constitute, a breach of any of LUMMI’s representations, warranties or covenants contained herein; or (ii) any material change in the normal course of business or in the operation of LUMMI’s assets, and of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or adjudicatory proceedings; and

(c) Conduct its business only in the ordinary course, and not engage in any extraordinary transactions without SIGNATURE’s prior written consent.

     Section 8.06. Negative Covenants of LUMMI. From the date hereof until the earlier of the Effective Time or the termination of this Agreement, LUMMI covenants and agrees that, unless the prior written consent of SIGNATURE shall have been obtained, and except as otherwise expressly contemplated herein, LUMMI shall not:

(a) take any action which would (i) adversely affect the ability of any party to the Share Exchange Documents to obtain any consents required for the transactions contemplated thereby, or (ii) adversely affect the ability of any party hereto to perform its covenants and agreements under the Share Exchange Documents;

(b) take any action, or omit to take any action, which would cause any of the representations and warranties contained in Article VII to be untrue or incorrect.

(c) increase the salary, compensation formula or other compensation arrangements for any employee, and not grant any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director, shareholder or consultant.

(d) increase, terminate, amend or otherwise modify any plan for the benefit of employees.

(e) borrow any funds, under existing lines of credit or otherwise, except as reasonably necessary for the ordinary operation of its business in a manner, and in amounts, in keeping with historical practices.

(f) enter into any material contract or agreement relating to the underwriting of securities without the written consent of SIGNATURE.

     Section 8.07. Confidentiality. LUMMI and SIGNATURE agree that each shall hold in confidence any confidential information about the other that it has received, or hereafter receives, pursuant to any provision of this Agreement under circumstances indicating the confidentiality of such information unless (a) such information shall have been publicly disclosed other than as a result of any wrongful action by the recipient of such information, or (b) the recipient of such information independently develops or is aware of such information.

     Section 8.08. Public Announcements. LUMMI and SIGNATURE will consult with each other before issuing any press releases or otherwise making any public statements or filings with governmental entities with respect to this Agreement or the transactions contemplated hereby and shall not issue any press releases or make any public statements or filings with governmental entities prior to such consultation and shall modify any portion thereof if the other party objects thereto, unless the same may be required by applicable law.

     Section 8.09. Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, SIGNATURE shall execute and file a Certificate of Share Exchange with the Secretary of State of the State of Georgia and, if required, the Secretary of State of the State of Delaware in connection with the Closing.

     Section 8.10. Conditions to Closing. SIGNATURE and LUMMI agree to use their commercially reasonable best efforts to satisfy the closing conditions set forth in Articles IX and X of this Agreement by October 31, 2002, and if not by such time, as soon thereafter as possible.

     Section 8.11. Sale of Shares; Shareholder Approval.

(a) The Newly-Issued Lummi Common Stock to be issued in the Share Exchange will be issued by LUMMI relying on an exemption from registration pursuant to Section 4(2) under the Securities Act and Regulation D thereunder or similar exemptions under the Securities Act, and the certificates representing the shares of Newly-Issued Lummi Common Stock shall bear appropriate legends to identify such shares as “restricted securities” under the Securities Act and to comply with applicable state securities laws. Each Signature Shareholder may be requested to represent that he is an “accredited investor” within the meaning of Regulation D of the Securities Act and understands that the Newly-Issued Common Stock will be “restricted” within the meaning of the Securities Act of 1933, as amended, subject to limitations on resale under Rule 144.

(b) So long as required in the reasonable opinion of LUMMI’s counsel, stock transfer orders will be given to LUMMI’s Transfer Agent in connection with the certificates to be issued representing the Newly-Issued Lummi Common Stock and such certificates will bear legends substantially as follows:

“THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF, NOR WILL ANY ASSIGNEE OR ENDORSEE HEREOF BE RECOGNIZED AS AN OWNER HEREOF BY THE ISSUER FOR ANY PURPOSE, UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO SUCH SHARES SHALL THEN BE IN EFFECT OR UNLESS THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION WITH RESPECT TO ANY PROPOSED TRANSFER OR DISPOSITION OF SUCH SHARES SHALL HAVE BEEN ESTABLISHED TO THE SATISFACTION OF THE ISSUER. IN ADDITION, THESE SECURITIES HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN A

TRANSACTION WHICH IS EXEMPT UNDER THE APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EFFECTIVE REGISTRATION OR QUALIFICATION UNDER SUCH LAWS.”

ARTICLE IX

CONDITIONS TO OBLIGATIONS OF LUMMI

     The obligation of LUMMI to consummate the Share Exchange is subject to the satisfaction or written waiver, at or prior to Closing, of each of the following conditions:

     Section 9.01. Representations and Warranties. The representations and warranties of SIGNATURE set forth in this Agreement, or any document or instrument delivered to LUMMI hereunder, shall be true and correct in all material respects as of the Effective Time with the same force and effect as if such representations and warranties had been made at and as of the Effective Time, except with respect to any of such representations and warranties referring to a state of facts existing on a specified date prior to the Closing Date, it shall be sufficient if at the Effective Time such representation and warranty continues to describe accurately the state of facts existing on the date so specified; provided, however, that SIGNATURE shall have five days to cure any such material breach of a representation or warranty (it being agreed that such five day period shall commence as to such breach upon LUMMI becoming aware thereof and that disclosure of a matter subsequent to the date hereof shall not constitute a cure).

     Section 9.02. Performance; Covenants. All of the terms, covenants and conditions of the Share Exchange Documents to be complied with or performed by SIGNATURE at or prior to Closing shall have been complied with and performed in all material respects including, but not limited to, the delivery of the following documents:

(a) A good standing certificate regarding SIGNATURE, certified by the Secretary of State of the respective state of incorporation and all states where such entity is qualified to do business, dated within 30 business days of the Closing;

(b) Written consents of all third parties necessary for the consummation of the transactions contemplated by the Share Exchange Documents;

(c) Resolutions duly adopted by SIGNATURE (Board and shareholder) approving the execution, delivery and performance of this Agreement and the consummation of the Share Exchange, certified by an appropriate officer of SIGNATURE; and

(d) All books and records of SIGNATURE, including all corporate and other records, minute books, stock record books, stock registers, books of accounts, contracts, agreements and such other documents or certificates as shall be reasonably requested by LUMMI, which the parties acknowledge will at the Closing be located at the corporate offices of SIGNATURE.

     Section 9.03. Necessary Consents and Approvals. LUMMI and SIGNATURE shall have obtained all licenses, consents and permits, provided all notices, and all waiting periods required by Law shall have expired, necessary in order for LUMMI and SIGNATURE to consummate the Share Exchange.

     Section 9.04. No Material Adverse Change. There shall not have occurred a Signature Material Adverse Effect between the date hereof and the Effective Time or a material change in the financial condition of SIGNATURE as represented in the Signature Financial Statements.

     Section 9.05. No Injunction, Etc. No action, proceeding, investigation or legislation shall have been instituted, threatened or proposed before any court, governmental agency, or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, arises out of, this Agreement or the consummation of the Share Exchange, or which is related to or arises out of the business or operations of SIGNATURE, if such action, proceeding, investigation or legislation, in the reasonable judgment of LUMMI or its counsel, would make it inadvisable to consummate such transactions. In the event any order, decree or injunction shall have been issued, each party shall use its reasonable efforts to remove any such order, decree or injunction.

     Section 9.06. SIGNATURE Shareholder Approval. This Agreement and all other documents and instruments to be delivered in connection herewith, shall have been approved by the Signature Shareholders in accordance with the GBCC.

     Section 9.07. Financial Statements. LUMMI shall obtain all audited historical or unaudited pro forma financial statements with respect to the transaction contemplated under this Agreement that will be required to be included in a Current Report on Form 8-KSB to be filed with respect to the Share Exchange. SIGNATURE understands that LUMMI shall not close the Share Exchange unless and until the audit report on SIGNATURE’s financial statements for the two years ended December 31, 2000 and December 31, 2001 have been issued and delivered to LUMMI.

     Section 9.08. Certificate of Share Exchange. SIGNATURE shall have executed and delivered to LUMMI the certificate of Share Exchange to be filed with the Secretary of State of the State of Georgia and/or the Secretary of State of the State of Delaware in connection with the Share Exchange.

     Section 9.09. Tax-Free Share Exchange. No event outside the control of LUMMI shall have occurred between the date of this Agreement and the Closing Date, so as to jeopardize the treatment of the transactions contemplated by the Share Exchange as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE X

CONDITIONS TO OBLIGATIONS OF SIGNATURE

     The obligations of SIGNATURE to close the Share Exchange are subject to the satisfaction or waiver, at or prior to Closing, of each of the following conditions:

     Section 10.01. Representations and Warranties. The representations and warranties of LUMMI set forth in this Agreement, or any document or instrument delivered to any party hereunder, shall be true and correct in all material respects as of the Effective Time with the same force and effect as if such representations and warranties had been made at and as of the Effective Time, except with respect to any of such representations and warranties referring to a state of facts existing at a specified date prior to the Closing Date, it shall be sufficient if at the Effective Time such representation and warranty continues to describe accurately in all material respects the state of facts existing on the date so specified; provided, however, that LUMMI shall have five days to cure any such material breach of a representation or warranty (it being agreed that such five day period shall commence as to such breach upon SIGNATURE becoming aware thereof and that disclosure of a matter subsequent to the date hereof shall not constitute a cure).

     Section 10.02. Performance; Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by LUMMI at or prior to the Closing shall have been complied with and performed in all material respects, including, but not limited to delivery of the following documents:

(a) A good standing certificate regarding LUMMI certified by the Secretary of State of Delaware dated within 30 days prior to Closing;

(b) A certificate dated as of the Closing Date signed by a duly authorized officer of LUMMI certifying that the representations and warranties of LUMMI set forth herein are true and correct in all material respects as of the Effective Time and that LUMMI has fulfilled all of the conditions of this Article; and

(c) Resolutions duly adopted by the Board of Directors of LUMMI approving the execution, delivery and performance of this Agreement and the consummation of the Share Exchange, certified by an appropriate officer of LUMMI.

(d) An opinion of counsel to LUMMI in form and substance agreed to by the parties hereto.

     Section 10.03. No Material Adverse Change. There shall not have occurred a Lummi Material Adverse Effect between the date hereof and the Effective Time.

     Section 10.04. No Injunction, Etc. No action, proceeding, investigation or legislation shall have been instituted, threatened or proposed before any court, governmental agency, or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, arises out of, this Agreement or the consummation of the Share Exchange, or which is related to or arises out of the business, if such action, proceeding, investigation or legislation, in the reasonable judgment of SIGNATURE or its counsel, would make it inadvisable to consummate such transactions. In the event any order, decree or injunction shall have been issued, each party shall use its reasonable efforts to remove any such order, decree or injunction.

     Section 10.05. Certificate of Share Exchange. LUMMI shall have executed and delivered to SIGNATURE the certificate of Share Exchange to be filed with the Secretary of State of the State of Georgia and/or the Secretary of State of the State of Delaware in connection with the Share Exchange.

     Section 10.06. Tax-Free Share Exchange. No event outside the control of SIGNATURE shall have occurred between the date of this Agreement and the Closing Date, so as to jeopardize the treatment of the transactions contemplated by the Share Exchange as a reorganization within the meaning of Section 368(a) of the Code.

     Section 10.07. Shareholder Approval. LUMMI shall have obtained any and all consents of their respective shareholders required by any applicable law to consummate the Share Exchange.

     Section 10.08. NASD Notification. LUMMI shall have give notice of the Share Exchange to NASD if required by Over-the-Counter Electronic Bulletin Board regulations.

ARTICLE XI

TERMINATION

     Section 11.01. Right of Termination. This Agreement and the Share Exchange may be terminated at any time prior to the Closing Date:

(a) By the mutual written consent of LUMMI and SIGNATURE.

(b) by either SIGNATURE or LUMMI if the Effective Time shall not have occurred on or before October 31, 2001; provided, that the party seeking to terminate this Agreement pursuant to this Section shall not have breached in any material respect its obligations under this Agreement in any manner that shall have materially contributed to the failure to consummate the Share Exchange on or before such date; and

(c) by either SIGNATURE or LUMMI if (i) a statute, rule, regulation or executive order shall have been enacted, entered, promulgated or enforced by any Governmental Authority prohibiting the consummation of the Share Exchange substantially on the terms contemplated hereby or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Share Exchange substantially on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section shall have used its reasonable best efforts to remove such order, decree, ruling or injunction.

     Section 11.02. Effect of Termination. In the event of termination in accordance with Section, this Agreement shall become void and of no further force or effect, without any liability on the part of any of the parties hereto or their respective owners, directors, officers or employees, except the obligations of each party to preserve the confidentiality of documents, certificates and information furnished to such party pursuant thereto and for any obligation or liability of any party based on or arising from any breach or default by any such party with respect to his or its particular representations, warranties, covenants or agreements, as to his or its particular actions or inactions, contained in the Share Exchange Documents.

ARTICLE XII

SURVIVAL OF TERMS; INDEMNIFICATION

     Section 12.01. Survival. All of the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto; provided, however, that

(a) the agreements and covenants set forth in this Agreement shall survive and continue until all obligations set forth therein shall have been performed and satisfied; and

(b) all representations and warranties shall survive and continue until two years from the date of Closing.

     Section 12.02. Indemnification by SIGNATURE. Subject to this Article XII, LUMMI and its Affiliates, including LUMMI’s officers, directors, employees, shareholders, representatives and agents shall be indemnified and held harmless by SIGNATURE at all times after the date of this Agreement, against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, cost or expense (including the reasonable fees and expenses of counsel) resulting from, or in respect of, any misrepresentation, breach of warranty, or non-fulfillment of any obligation on the part of SIGNATURE under this Agreement, any document relating thereto or contained in any schedule or exhibit to this Agreement or from any misrepresentation in or omission from any certificate, schedule, other agreement or instrument by SIGNATURE hereunder.

     Section 12.03. Indemnification by LUMMI. Subject to this Article XII, SIGNATURE and its Affiliates, officers, directors, employees, shareholders, representatives and agents shall be indemnified and held harmless by LUMMI, at all times after the date of this Agreement, against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, cost or expense (including the reasonable fees and expenses of counsel) resulting from, or in respect of any misrepresentation, breach of warranty, or non-fulfillment of any obligation on the part of

LUMMI under this Agreement or from any misrepresentation in or omission from any certificate, schedule, other agreement or instrument by LUMMI hereunder.

ARTICLE XIII

CERTAIN DEFINITIONS

     Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

     "Affiliate” shall mean, with regard to any Person, (a) any Person, directly or indirectly, controlled by, under common control of, or controlling such Person, (b) any Person, directly or indirectly, in which such Person holds, of record or beneficially, five percent or more of the equity or voting securities, (c) any Person that holds, of record or beneficially, five percent or more of the equity or voting securities of such Person, (d) any Person that, through Contract, relationship or otherwise, exerts a substantial influence on the management of such Person’s affairs, (e) any Person that, through Contract, relationship or otherwise, is influenced substantially in the management of their affairs by such Person, or (f) any director, officer, partner or individual holding a similar position in respect of such Person.

     "Agreement” shall mean this Plan and Agreement to Exchange Stock.

     "Authority” shall mean any governmental, regulatory or administrative body, agency, arbitrator or authority, any court or judicial authority, any public, private or industry regulatory agency, arbitrator authority, whether international, national, federal, state or local.

     "Cancelled Shares” shall have the meaning set forth in Section 1.01(e).

     "Claim” shall mean any action, claim, obligation, liability, expense, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, administrative or otherwise, whether pursuant to contractual obligations or otherwise.

     "Closing Date” shall have the meaning set forth in Section 1.02.

     "Closing” shall mean the meaning set forth in Section 1.02.

     "Code” shall mean the Internal Revenue Code of 1986, as amended.

     "DGCL” shall mean the Delaware General Corporation Law, as amended.

     "Effective Time” shall have the meaning set forth in Section 1.03.

     "GBCC” shall have the meaning set forth in Section 1.03.

     "Intellectual Property” shall mean all letters patent, patent applications, inventions upon which patent applications have not yet been filed, trade names, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, copyrights and copyright registrations and applications, both domestic and foreign, owned, possessed or used by Borrower.

     "Knowledge” or “known,” “to the knowledge of,” or similar references shall mean the actual knowledge of any of the directors, officers or managerial personnel of SIGNATURE or LUMMI with respect to the matter in question, and such knowledge as any of the directors, officers or managerial personnel of SIGNATURE or LUMMI reasonably should have obtained upon diligent investigation and inquiry into the matter in question.

     "Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance (including, without limitation, any easement, right-of-way, zoning or similar restriction or title defect), lien (statutory or other) or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction).

     "LUMMI” shall mean Lummi Development, Inc., a Delaware corporation.

     "Lummi Common Stock” shall mean the common stock, $0.0001 par value, of LUMMI.

     "Lummi Material Adverse Effect” shall have the meaning set forth in Section 7.01.

     "Lummi Preferred Stock” shall mean the preferred stock, $0.0001 par value, of LUMMI.

     "Person” shall mean any corporation, partnership, joint venture, company, syndicate, organization, association, trust, entity, joint stock company, unincorporated organization, Authority or natural person.

     "Proportionate Share” shall have the meaning set forth in Section 12.07.

     "SEC Reports” shall have the meaning set forth in Section 7.06.

     "SEC” shall mean the Securities and Exchange Commission.

     "Securities Act” shall mean the Securities Act of 1933, as amended.

     "Share Exchange” shall have the meaning set forth in the Preamble of the Agreement.

     "Share Exchange Documents” shall have the meaning set forth in Section 6.01.

     "Shareholders” shall mean all of the holders of the Signature Common Stock.

     "SIGNATURE” shall mean Signature Horizons, Inc., a Georgia corporation.

     "Signature Common Stock” shall mean the Common Stock, no par value, of SIGNATURE.

     "Subsidiary” shall mean any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly.

     "Signature Financial Statements” shall have the meaning set forth in Section 6.07.

     "Signature Material Adverse Effect” shall have the meaning set forth in Section 6.01.

     "Subsidiary” shall mean any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly.

     "Signature Material Adverse Effect” shall have the meaning set forth in Section 6.01.

     "Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

     "Tax” shall mean any Federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and “Taxes” means any or all of the foregoing collectively.

     "Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

     Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

ARTICLE XIV

MISCELLANEOUS PROVISIONS

     Section 14.01. Notices.

(a) Any notice sent in accordance with the provisions of this Section 14.01 shall be deemed to have been received (even if delivery is refused or unclaimed) on the date which is: (i) the date of proper posting, if sent by certified U.S. mail or by express U.S. mail or private overnight courier; or (ii) the date on which sent, if sent by facsimile transmission, with confirmation and with the original to be sent by certified U.S. mail, addressed as follows:

To SIGNATURE:	Signature Horizons, Inc.
3480 Preston Ridge Road, Suite 500
Alpharetta, GA 30005
Attention: Peggy A. Evans
Facsimile: (770) 343-8196

Copy to Counsel:	Greenberg Traurig
3290 Northside Parkway, NW
Suite 400
Atlanta, GA 30327
Attention: Robert E. Altenbach,
Esq.
Facsimile: (678) 222-4654

If to LUMMI:	Lummi Development, Inc.
5 Husband Place
Coldstream, British Columbia CAN
V1B 2V7
Attention: Thomas Coldicutt
Facsimile: (250) 503-

Copy to Counsel:	The Law Offices of Carmine Bua
3838 Camino Del Rio North
Suite 333
San Diego, CA 92108
Attention: Carmine J. Bua, Esq.
Facsimile: (619) 280-8001

(b) Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 14.01.

     Section 14.02. Expenses. Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including any fees of brokers, finders, investment bankers or other agents or incurred to obtain a fairness opinion.

     Section 14.03. Further Assurances. Each party covenants that at any time, and from time to time, after the Closing, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

     Section 14.04. Waiver. Any failure on the part of any party to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

     Section 14.05. Assignment. This Agreement shall not be assignable by any of the parties hereto without the prior written consent of all other parties.

     Section 14.06. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns. This Agreement shall survive the Closing and not be merged therein.

     Section 14.07. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 14.08. Entire Agreement. This Agreement and the Exhibits, Schedules, certificates and other documents delivered pursuant hereto or incorporated herein by reference, contain and constitute the entire agreement among the parties and supersede and cancel any prior agreements, representations, warranties, or communications, whether oral or written, among the parties relating to the transactions contemplated by this Agreement. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

     Section 14.09. Governing Law; Severability. Except as specifically provided otherwise herein, this Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws. The provisions of this Agreement are severable and the invalidity of one or more of the provisions herein shall not have any effect upon the validity or enforceability of any other provision.

     Section 14.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same insttument.

     Section 14.11. Schedules and Exhibits. All Schedules and Exhibits attached to this Agreement are by reference made a part hereof.

     Section 14.12. Enforcement of Agreement. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

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[Signature page to Agreement and Plan of Share Exchange]

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

LUMMI:

LUMMI DEVELOPMENT, INC

By /s/ Randy L. Harris Name Randy L. Harris Title Chief Executive Officer

SIGNATURE:

SIGNATURE HORIZONS, INC

By /s/ Ronald A. Porrs Name Ronald A. Porrs Title Chief Executive Officer and President